UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 16, 2005

CNL HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-24097 (Commission File Number)	59-3396369 (IRS Employer Identification No.)
450 South Orange Avenue, Orlando, Florida 32801 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (407) 650-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

On February 16, 2005, the Board of Directors (the “Board”) of CNL Hotels & Resorts, Inc. (the “Company”) approved a deferred fee plan (the “Plan”) for the benefit of its Directors and their beneficiaries. The Plan will become effective on February 25, 2005. Under the terms of the Plan, Directors may elect to defer the receipt of cash fees (“Cash Fees”) and stock fees (“Stock Fees”, and collectively with the “Cash Fees”, the “Fees”) for their services as directors. Pursuant to a deferred fee agreement (the “Deferred Fee Agreement”), each Director elects the type of Fees to be deferred (Cash Fees and/or Stock Fees), the percentage of such Fees to be deferred, and the future date of distribution of the deferred Fees and any earnings thereon. Under the Deferred Fee Agreement (i) deferred Cash Fees may be directed to a deferred cash account or invested in a deferred stock account and (ii) deferred Stock Fees may only be directed to a deferred stock account. Elections to defer such Fees remain in force for subsequent years, unless amended or revoked within the required time periods.
Each Director with a deferred cash account will be paid interest on the cash balance as of the end of each calendar quarter, at a rate equal to the prime rate plus 2 percent as of such quarter end. Each Director with a deferred stock account on the record date of a dividend on shares will be credited on the payment date of the dividend with a number of deferred shares determined in accordance with the Plan.
The benefit to each Director will equal the Fees deferred plus any earnings (interest or dividends) credited to the deferred Fees. The deferred Fees plus the earnings thereon will be distributed at such time as chosen by each Director at the time of the deferral election. Such distributions may occur on a fixed date, on the January 15th following a Director’s separation from service (provided that to the extent required under Section 409A of the Internal Revenue Code of 1986, as amended, such distributions shall be made not less than six months after the Director’s separation from service) or the first day of the first month after the Director reaches a designated age. Should a Director fail to elect a time when fees shall be distributed, then the deferred fees will be distributed as of the January 15th following the Director’s separation from service from the Company, provided that to the extent required under Section 409A of the Internal Revenue Code of 1986, as amended, such distributions shall be made not less than six months after the Director’s separation from service.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 16, 2005, the Board of Directors (the “Board”) of CNL Hotels & Resorts, Inc. (the “Company”) approved the appointment of, Mr. C. Brian Strickland, age 42, Executive Vice President, Chief Financial Officer and Secretary of the Company, as Treasurer of the Company. Mr. Strickland served as the Company’s Executive Vice President since 2002, as Chief Financial Officer since January 2004 and as Secretary since April 2004. Mr. Strickland previously served as the Company’s Senior Vice President of Finance and Administration from 1998 through 2002.
Mr. Strickland has also served in various management positions within the Company’s advisor, CNL Hospitality Corp. (“CHC”). Within CHC he served as Vice President of Finance and Administrations from 1998 through 2000, Senior Vice President of Finance and Administration from 2000 through 2002, Executive Vice President since 2002 and Chief Financial Officer since 2004. In addition, Mr. Strickland has served as Executive Vice President of CNL Hotel Investors, Inc., a subsidiary of the Company, since February 1999, and as Executive Vice President of CNL Hotel Development Company, an affiliate of CHC since June 1998.
Mr. Strickland is responsible for all aspects of the Company’s corporate finance and capital market initiatives, as well as the Company’s accounting, financial reporting and forecasting.
On April 29, 2004, the Company, together with other entities controlled by the Company, including one of the Company’s subsidiaries, entered into a merger agreement (the “Merger Agreement”) with CHC (the “Merger”). The Merger Agreement provides for a total consideration to be paid by the Company of approximately $297.0 million plus the assumption of approximately $10.5 million of debt as well as CHC’s other liabilities. In connection with the Company’s proposed Merger, the Company has entered into an employment agreement with Mr. Strickland, which will become effective as of the effective date of the Merger. In addition, Mr. Strickland holds a less than two percent ownership interest in CHC. Upon consummation of the Merger, Mr. Strickland would be entitled to receive shares of the Company’s common stock in exchange for his shares of CHC common stock. Completion of the Merger with CHC is subject to the satisfaction or waiver, where permissible, of certain conditions. As of the date of this filing, certain of these conditions have not been satisfied and the Merger has not been consummated. There can be no assurance that the Merger will be consummated or if consummated, the terms or the timing thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL HOTELS & RESORTS, INC.

Date: February 22, 2005	By:	/s/ Mark S. Patten

Title: Senior Vice President and Chief Accounting Officer